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Exhibit 3.23

English translation

ARTICLES OF ASSOCIATION
of
Huntsman Advanced Materials (Switzerland) GmbH

TITLE I
Name, Domicile, Purpose and Term

Article 1

        Under the corporate name

Huntsman Advanced Materials (Switzerland) GmbH

a limited liability company is formed and regulated by the present Articles, as well as, for cases not provided for therein, by Title XXVIII of the Swiss Federal Code of Obligations.

Article 2

        The domicile of the company is Basel.

Article 3

        The purpose of the company is the research, development, production, marketing and sales of products, which contain polymers or similar materials.

        The company can set up branches and subsidiaries in Switzerland and abroad and can hold participations in other companies in Switzerland and abroad. The company can acquire, own and dispose of immovable property and can take all actions necessary to finance affiliated companies in Switzerland and abroad.

        The company can execute all commercial, financial and other activities which are in a relationship to the purpose of the company.

        The company can make financing transactions and can also provide securities for its partners and for affiliated companies, especially in the form of guarantees, collaterals, blanket assignments, security transfers or security assignments.

Article 4

        The company is formed for an unlimited period.

TITLE II
Capital stock—Partners Shares

Article 5

        The capital stock of the company amounts to CHF 1'500'000.—and is divided into one partners share in the amount of CHF 1'500'000.—. The capital stock is fully paid in.

Article 6

        A partner may not hold more than one partner's share. The partner's shares shall be entered in a register. Such register shall record the name of the partners and each partner's contributions, as well as any transfer of the partners shares and any modifications of such facts.

Article 7

        The partners shall be severally liable like partners in a limited partnership for all the company's obligations, but only to the extent of the registered amount of the capital stock. They shall be exempted from such liability insofar as the capital stock is paid in without prejudice to the provisions of Article 802, para. 2, of the Swiss Federal Code of Obligations.

        The partners shall have a right of recourse against each other proportionate to the amount of their partners share.

Article 8

        The assignment of a partner's share shall only become effective towards the company if the company is notified of such an assignment and entered in the register of the partners shares.

        Such registration shall only take place if approved by three-quarters of the partners representing at the same time at least three-quarters of the capital stock.

        The assignment and the promise of assignment of a partner's share shall be ascertained by a notarial deed.

Article 9

        The partners shall be entitled to the net profit resulting from the annual balance sheet in proportion of the nominal value of their partner's share.

Article 10

        The non-competition provision according to Article 818 of the Swiss Federal Code of Obligations shall not apply.

TITLE III
Partners' Meeting

Article 11

        The Partners' Meeting is the supreme body of the company.

        It has the inalienable right to:

  1.
  adopt and amend the Articles of Association;

  2.
  appoint and dismiss the managers and auditors;

  3.
  approve the profit and loss account and the balance sheet, as well as to determine the use of the net profits;

  4.
  discharge the managers from liability,

  5.
  divide the partners shares,

  6.
  assert claims against bodies or individual partners for damages due to the company and resulting from their function or from their management.

Article 12

        The Partners' Meeting shall be convened by the manager(s) each year, within six months after the closing of the business year, and furthermore whenever the interests of the company so require.

        One or several partners representing at least one-tenth of the capital stock may also request the convening of a Partners' Meeting by stating the intended purpose. If the manager(s) fails to comply with such request within thirty days, the convening shall be ordered by the judge upon the request of the applicants.

        A resolution of the partners may also be passed by a written correspondence vote.

        The Partners' Meeting shall be validly formed regardless of the number of attending or represented partners.

Article 13

        The convening of the Meeting, as well as the invitation to vote by correspondence, shall be made by registered mail addressed to each partner with the indication of the agenda, the date and the place of the Meeting at least five days prior to the Meeting.

Article 14

        All partners together may, if no objection is raised, hold a Partners' Meeting without observing the formalities laid down for the convening of such a Meeting as specified in the previous Article. All matters falling within the competence of the Partners' Meeting may be validly deliberated and resolved by such Meeting as long as all partners are present.

Article 15

        Each partner may only be represented by another partner or a third person.

        The partners exercise their voting rights in proportion to the value of their partners share, whereby each amount of CHF 1,000.—entitles to one vote. The resolutions are passed by an absolute majority of the votes cast without prejudice to the provisions of Article 18 here below. In the event of a vote by correspondence, the majority shall be calculated according to the total numbers of votes held by the partners.

Article 16

        A partner may not exercise his voting right with respect to resolutions related to his discharge.

Article 17

        The Partners' Meeting is chaired by a partner or by an ad hoc chairman appointed by the Partners' Meeting.

        The Chairman appoints the Secretary. The resolutions and appointments shall be recorded by minutes of the Meeting signed by the Chairman and the Secretary.

        The issued extracts of such minutes shall be by copies certified by the Chairman.

Article 18

        Any amendment of the Articles of Association, any resolution related to the dissolution of the company, as well as any resolution related to the increase in the capital stock or the increase in the partners' contributions, or to the scope of their liability, shall require a resolution passed by the unanimity of the partners. Such a rule shall also apply in the case provided for by Article 800 of the Swiss Federal Code of Obligations.

TITLE IV
Management/Representation

Article 19

        The management of the company shall be exercised by one or several managing partners or third persons who are not partners. At least one of the managers must have his domicile in Switzerland.

Article 20

        The mangers shall have the most extensive powers to manage the business of the company, in particular they shall have the power to appoint attorney holder and commercial mandate holders and to remove them.

Article 21

        The company shall be validly represented and bound vis-à-vis third persons by an individual signature of a manager or, as the case may be, by the joint signature by two of any two managers.

Article 22

        A meeting of the managers constitutes a quorum, if one manager is present and the majority of managers participates either in person or by telephone. The presence of one member is sufficient, if and when the Board of Directors is to resolve on the certification of a capital increase or on supplementary contributions for Shares not fully paid, to pass a capital increase report and the subsequent amendment of the Articles of Association.

        Resolutions may also be passed by written consent to a motion unless a member of the Board of Directors requests oral meeting. Resolutions on any given motion by written or telecommunicated (Telefax, Telex, E-Mail) votes shall be permissible. Also for such decisions minutes must be written down.

        The adoption of the resolutions and elections by the managers requires a majority of votes cast.

Article 23

        The non-managing partners shall have a comprehensive right of inspection and of supervision with respect to the management of the company. They are especially allowed to be informed on the course of business and to inspect the company books and the company documents.

TITLE V
Auditing

Article 24

        The Partners' Meeting may appoint each year an auditor, a qualified accountant or an audit company.

        The auditing body shall have all the powers provided for by Articles 727 to 731a and 819, para. 2, of the Swiss Federal Code of Obligations.

TITLE VI
Accounting

Article 25

        The fiscal year shall be determined by the managers.

Article 26

        A balance sheet and a profit and loss account of the company shall be established each year in accordance with, in particular, Articles 663 to 663c and 664 to 670 regarding group companies and Article 805 of the Swiss Federal Code of Obligations.

        The net profit shall be calculated according to the results of the annual balance sheet.

        An amount equal to five per cent of the net profit shall be paid in general reserve fund until such fund has reached 20 per cent of the capital stock paid in.

        The balance of the net profit shall be distributed among the partners according to the provisions of Article 9 of the present Articles of Association.

Article 27

        Also to be allocated to the reserve fund, even after it having reached the limit provided for by the previous provision, shall be one-tenth of the amounts distributed by deduction on the net profit after the usual payments to the reserve fund and the distribution of profits to the partners equivalent to five per cent of the amount they have paid in on their partners shares.

        To the extent that the reserve fund does not exceed one-half of the capital stock, the reserve can only be used to cover losses or for measures enabling the company to support itself during business periods in which the company operates at a loss, to avoid unemployment or to mitigate the consequences thereof.

TITLE VII
Public Notices, Withdrawal, Dissolution and Liqidation

Article 28

        Public notices shall be made through the official Swiss Gazette, "Schweizerisches Handelsamtsblatt".

Article 29

        Each partner may withdraw from the company with six months advance notice by registered mail at the end of a business year.

        The observation of the above-mentioned deadline shall not be required if the withdrawing partner has found a purchaser for his partner's share. Article 8 hereof shall be reserved.

        Each partner may, for important reasons, ask the judge to grant permission for the withdrawal from the company or for dissolution of the company.

        For important reasons, the company may request the judge to exclude a partner if the majority of the partners, representing at the same time the majority of the capital stock, agree to such measures.

        A withdrawal or exclusion are only effective if in compliance with the provisions regarding the reduction of the capital stock, unless the departing partner is compensated by drawing on assets in excess of the capital stock, or that his partner's share is liquidated under the provisions on default with regard to the obligation to pay in, or is acquired by another partner.

Article 30

        In the event the Partner's Meeting decides the dissolution of the company, the liquidation shall be executed by the managing partner(s) unless the Partners' Meeting resolving the dissolution appoints other liquidators.

        During liquidation, the powers of the company's bodies shall be restricted to those acts necessary for such the liquidation, which do not fall within the liquidators' competence.

        The liquidators shall comply with the provisions of Articles 823 and 742 and seq. of the Swiss Federal Code of Obligations. At least one liquidator must be domiciled in Switzerland and have the capacity to represent the company.

Article 31

        The assets of the company shall, after payment of the debts, be distributed to the Partners.

TITLE VIII
Contribution in kind

Article 32

        In line with Art. 824 et seq. of the Swiss Federal Code of Obligations the company takes over retroactively per April 30, 2003 from Vantico AG, domiciled in Basel, assets in the amount of CHF 431'661'619.83 and liabilities without equity in the amount of CHF 325'331'277.97 according to the reorganisation balance sheet dated July 1, 2003. The capital stock in the amount of CHF 1'500'000.—is divided into a partner share in the amount of (i) 1'499'000.—in the name of Vantico International S.A., in Luxembourg, and into one partner share of (ii) CHF 1'000.—in the name of Dr. Achim Roloff, from and in Rheinfelden.

Basel, this January 16, 2004

/s/ DR. ACHIM ROLOFF Dr. Achim Roloff
Witnessed by public notary:
/s/ J. BURCKHARDT J. Burckhardt Basel

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ARTICLES OF ASSOCIATION of Huntsman Advanced Materials (Switzerland) GmbH
Huntsman Advanced Materials (Switzerland) GmbH